Exhibit 3.2

SAUL CENTERS, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES

OF

6.000% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

Pursuant to Section 2-208(b) of the

Maryland General Corporation Law

Saul Centers, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that, pursuant to the authority conferred upon the Board of Directors of the Corporation by Article VI, Section 2 of the Corporation’s First Amended and Restated Articles of Incorporation, as amended and supplemented to the date hereof and as the same may be amended or supplemented hereafter from time to time (the “Charter”), and in accordance with Section 2-208(b) of the Maryland General Corporation Law, the Board of Directors and the Pricing Committee thereof, on September 4, 2019 and September 10, 2019, respectively, duly divided and classified unissued shares of Preferred Stock into a series designated as “6.000% Series E Cumulative Redeemable Preferred Stock” of the Corporation. The description of the 6.000% Series E Cumulative Redeemable Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption thereof, as set by the Board of Directors and the Pricing Committee, is as follows:

Section 1.    Number of Shares and Designation.

The shares of such series shall be designated 6.000% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) and the number of shares constituting such series shall be 44,000. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series E Preferred Stock shall be subject in all cases to the provisions of Article VI of the Charter regarding limitations on beneficial ownership of the Corporation’s equity securities.

Section 2.    Definitions.

“Alternative Conversion Consideration” shall have the meaning set forth in Section 7(e) hereof.

“Alternative Form Consideration” shall have the meaning set forth in Section 7(e) hereof.

“Beneficiary” shall have the meaning set forth in paragraph A of Article VI, Section 4 of the Charter.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series E Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in Bethesda, Maryland or New York, New York are not required to be open.

“Capital Gains Amount” shall have the meaning set forth in Section 3(g) hereof.

“Change of Control” shall mean, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing: (a) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of the Corporation entitled to vote generally in elections of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (b) following the closing of any transaction referred to in the foregoing clause (a), neither the Corporation nor any acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

“Charter” shall have the meaning set forth in the Preamble hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Conversion Consideration” shall have the meaning set forth in Section 7(b) hereof.

“Common Stock Price” shall mean (a) with respect to any Change of Control: (i) if the consideration to be received in the Change of Control by the holders of shares of Common Stock is solely cash, the amount of cash consideration per share of Common Stock; and (ii) if the consideration to be received in the Change of Control by holders of shares of Common Stock is other than solely cash (A) the average of the closing prices for shares of Common Stock on the principal U.S. securities exchange on which the Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (B) the average of the last quoted bid prices for shares of Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Common Stock is not then listed for trading on a U.S. securities exchange; and (b) with respect to any Delisting Event, the average of the closing prices for shares of Common Stock on the principal U.S. securities exchange on which the Common Stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Delisting Event occurred.

“Conversion Consideration” shall have the meaning set forth in Section 7(e) hereof.

“Conversion Date” shall mean the date the Series E Preferred Stock is to be converted, which shall be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provides notice to the holders of the Depositary Shares of the applicable Change of Control or Delisting Event.

“Conversion Right” shall have the meaning set forth in Section 7(b) hereof.

“Corporation” shall have the meaning set forth in the Preamble hereof.

“Delisting Event” shall mean, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing: both (a) the Series E Preferred Stock (or the Depositary Shares) are no longer listed on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq, and (b) the Corporation is not subject to the reporting requirements of the Exchange Act, but any Series E Preferred Stock is still outstanding.

“Deposit Agreement” shall mean the deposit agreement among the Corporation, the Depositary and the holders from time to time of Depositary Receipts, or a successor deposit agreement.

“Depositary” shall mean Continental Stock Transfer & Trust Company, or a duly appointed successor depositary.

“Depositary Receipts” shall mean the depositary receipts issued by the Depositary under the Deposit Agreement representing Depositary Shares.

“Depositary Shares” shall mean depositary shares, each representing an interest in 1/100th of a share of Series E Preferred Stock at any time that the Series E Preferred Stock is being held by the Depositary under the Deposit Agreement.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth (15th) day of the month following the month in which such Dividend Period has ended (January 15, April 15, July 15 and October 15 of each year), commencing on October 15, 2019.

“Dividend Payment Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 nor fewer than 10 days prior to the applicable Dividend Payment Date.

“Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on and include the Original Issue Date and end on and include September 30, 2019, and other than the Dividend Period during which any shares of Series E Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on, but not include, the redemption date with respect to the shares of Series E Preferred Stock being redeemed).

“DTC” shall have the meaning set forth in Section 7(i) hereof.

“Event” shall have the meaning set forth in Section 6(d)(ii) hereof.

“Excess Stock” shall have the meaning set forth in Article VI, Section 1 of the Charter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in Section 7(d) hereof.

“Existing Holder” shall have the meaning set forth in paragraph A of Article VI, Section 4 of the Charter.

“Existing Holder Limit” shall have the meaning set forth in paragraph A of Article VI, Section 4 of the Charter.

“Nasdaq” shall mean the Nasdaq Stock Market LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE” shall mean the New York Stock Exchange, Inc. or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE American” shall mean the NYSE American LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Original Issue Date” shall mean the first date on which the Series E Preferred Stock is issued.

“Ownership Limit” shall have the meaning set forth in paragraph A of Article VI, Section 4 of the Charter.

“Parity Preferred” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Directors” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Dividend Default” shall have the meaning set forth in Section 6(b) hereof.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Corporation.

“REIT” shall have the meaning set forth in Section 5(a) hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Series E Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Share Cap” shall have the meaning set forth in Section 7(b) hereof.

“Share Split” shall have the meaning set forth in Section 7(c) hereof.

“Special Optional Redemption Right” shall have the meaning set forth in Section 5(d) hereof.

“Total Distributions” shall have the meaning set forth in Section 3(g) hereof.

“Transfer Agent” shall mean Continental Stock Transfer & Trust Company, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series E Preferred Stock.

“Trust” shall mean the trust created pursuant to paragraph A of Article VI, Section 5 of the Charter.

Section 3.    Dividends and Distributions.

(a) Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series E Preferred Stock as to dividends, the holders of the then outstanding Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.000% per annum of the $2,500.00 liquidation preference per share of the Series E Preferred Stock (equivalent to a fixed amount of $150.00 per share of the Series E Preferred Stock). Such dividends shall accumulate and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing October 15, 2019; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The initial dividend payable on the Series E Preferred Stock, which will be less than a full Dividend Period and will cover the period from and including the Original Issue Date to and including September 30, 2019, will be paid on October 15, 2019. The amount of any dividend payable on the Series E Preferred Stock for each full Dividend Period shall be computed by dividing $150.00 by four (4) regardless of the actual number of days in such full Dividend Period. The amount of any dividend payable on the Series E Preferred Stock for any partial Dividend Period including a portion of the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series E Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Payment Record Date equal to the dividend paid with respect to each other share of Series E Preferred Stock that is outstanding on such date.

(b)    No dividends on the Series E Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c)    Notwithstanding anything contained herein to the contrary, dividends on the Series E Preferred Stock shall accrue whether or not (i) the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, (ii) the Corporation has earnings, (iii) there are funds legally available for the payment of such dividends, (iv) such dividends are declared and (v) any financial, contractual, legal or other limitation exists or arises that limits or may limit the Corporation’s ability to declare, set aside or pay dividends on the Series E Preferred Stock. Accrued but unpaid dividends on the Series E Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable. No interest shall be payable in respect of any accrued but unpaid dividend on the Series E Preferred Stock.

(d)    Except as provided in Section 3(e) hereof, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of equity securities of the Corporation ranking, as to dividends, on a parity with or junior to the Series E Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of equity securities ranking junior to the Series E Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series E Preferred Stock be redeemed, purchased or otherwise acquired for any consideration and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of any class or series of equity securities of the Corporation ranking junior to the Series E Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article VI of the Charter), unless full cumulative dividends on the Series E Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e)    When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series E Preferred Stock and the shares of any other class or series of equity securities ranking, as to dividends, on a parity with the Series E Preferred Stock, all dividends declared upon the Series E Preferred Stock and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series E Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series E Preferred Stock and such other class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other class or series of equity securities for prior Dividend Periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

(f)    Holders of shares of Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series E Preferred Stock as provided herein. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(g)    If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the Corporation’s earnings and profits (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series E Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series E Preferred Stock for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of capital stock outstanding.

Section 4.    Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of equity securities of the Corporation ranking, as to liquidation rights, junior to the Series E Preferred Stock, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $2,500.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared). In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking, as to liquidation rights, on a parity with the Series E Preferred Stock in the distribution of assets, then the holders of the Series E Preferred Stock and each such other class or series of shares of equity securities ranking, as to liquidation rights, on a parity with the Series E Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series E Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.

Section 5.    Redemption.

(a)    Except as provided in this Section 5, shares of Series E Preferred Stock shall not be redeemable prior to September 17, 2024. However, in order to ensure that the Corporation remains qualified as a real estate investment trust (“REIT”) for United States federal income tax purposes in accordance with the Charter, the Series E Preferred Stock, together with all other equity securities of the Corporation, shall be subject to Article VI of the Charter pursuant to which Series E Preferred Stock owned by a stockholder in excess of the Ownership Limit, or by the Existing Holder in excess of the Existing Holder Limit, shall automatically be transferred to a Trust for the exclusive benefit of a Beneficiary, as provided in Article VI, Section 5 of the Charter.

(b)    On or after September 17, 2024, the Corporation, at its option upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $2,500.00 per share, plus all accumulated and unpaid dividends (whether or not declared) thereon to, but not including, the redemption date, without interest. If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed, the shares of Series E Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of a number of shares of Series E Preferred Stock would become a holder of a number of shares of Series E Preferred Stock in excess of the Ownership Limit or, in the case of the Existing Holder, the Existing Holder Limit, because such holder’s Series E Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will hold in excess of the Ownership Limit or, in the case of the Existing Holder, the Existing Holder Limit, subsequent to such redemption.

(c)    In the event of a Change of Control, the Corporation will have the option upon written notice mailed by the Corporation in accordance with Section 5(j) hereof, to redeem the Series E Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $2,500.00 per share plus accumulated and unpaid dividends, if any, to, but not including, the redemption date.

(d)    In the event of a Delisting Event, the Corporation will have the option upon written notice mailed by the Corporation in accordance with Section 5(j) hereof, to redeem the Series E Preferred Stock, in whole or in part within 90 days after the first date on which such Delisting Event occurred, for cash at $2,500.00 per share plus accumulated and unpaid dividends, if any, to, but not including, the redemption date (such redemption right following a Delisting Event, together with the redemption right described in Section 5(c) hereof, collectively the “Special Optional Redemption Right”).

(e)    No failure to give any notice required by Section 5(c) or 5(d) hereof or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Conversion Date, the Corporation has provided or provides notice of redemption with respect to the Series E Preferred Stock (whether pursuant to the optional redemption right under Section 5(b) hereof or the Special Optional Redemption Right), the holders of Series E Preferred Stock will not have the conversion right described below in Section 7 hereof.

(f)    Holders of Series E Preferred Stock to be redeemed shall surrender such Series E Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $2,500.00 per share and any accumulated and unpaid dividends (whether or not declared) payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series E Preferred Stock has been given, (ii) the funds necessary for such redemption have been irrevocably set aside by the Corporation for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accumulated and unpaid dividends (whether or not declared), then from and after the redemption date dividends shall cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accumulated and unpaid dividends (whether or not declared) payable upon such redemption, without interest. So long as no dividends are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series E Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series E Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(g)    The deposit of funds with a bank or trust corporation or the Depositary for the purpose of redeeming Series E Preferred Stock shall be irrevocable except that:

(i)    the Corporation shall be entitled to receive from such bank, trust corporation or Depositary the interest or other earnings, if any, earned on any money so deposited, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)    any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series E Preferred Stock entitled thereto at the expiration of two (2) years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(h)    In the event of any redemption of the Series E Preferred Stock in order to preserve the Corporation’s qualification as a REIT, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 hereof. If the Corporation calls for redemption any shares of Series E Preferred Stock pursuant to and in accordance with this Section 5(h), then the redemption price for such shares will be an amount in cash equal to $2,500.00 per share together with all accumulated and unpaid dividends (whether or not declared) thereon to, but not including, the date fixed for redemption, without interest.

(i)    Unless full cumulative dividends on all Series E Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past Dividend Periods, no Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series E Preferred Stock or any class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series E Preferred Stock (except by exchange for shares of equity securities of the Corporation ranking, as to dividends and upon liquidation, junior to the Series E Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series E Preferred Stock by the Corporation in accordance with the terms of Section 5(a) or 5(h) hereof or Article VI of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series E Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E Preferred Stock.

(j)    Notice of redemption shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series E Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Transfer Agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series E Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. In addition to any information required by law or the applicable rules of any exchange upon which Series E Preferred Stock may be listed or admitted to trading, each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series E Preferred Stock and Depositary Shares, if applicable, to be redeemed; (iv) the place or places where the shares of Series E Preferred Stock and any Depositary Receipts evidencing any Depositary Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the Series E Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series E Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

In the event the Corporation is exercising the Special Optional Redemption Right, the notice referred to above shall also state: (i) that the Series E Preferred Stock is being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control or Delisting Event and a brief description of the transaction(s) constituting such Change of Control or Delisting Event and (ii) that the Series E Preferred Stock may not be tendered for conversion in connection with the Change of Control or Delisting Event by the holder thereof and that each share of Series E Preferred Stock so tendered for conversion that is selected, prior to the Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Conversion Date.

(k)    If a redemption date falls after a Dividend Payment Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series E Preferred Stock at the close of business of such Dividend Payment Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series E Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to, but not including, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E Preferred Stock which are redeemed.

(l)    The Series E Preferred Stock is subject to the provisions of Article VI of the Charter, including, without limitation, the provision for the redemption of Excess Stock. In addition to the redemption rights set forth in Article VI of the Charter, Excess Stock issued upon exchange of Series E Preferred Stock pursuant to such Article may be redeemed, in whole or in part, at any time when outstanding Series E Preferred Stock are being redeemed, for cash at a redemption price of $2,500.00 per share of Series E Preferred Stock, plus all accumulated and unpaid dividends (whether or not declared) on the Series E Preferred Stock, which were exchanged for such Excess Stock, through the date of such exchange, without interest. If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as Series E Preferred Stock are being redeemed.

Section 6.    Voting Rights.

(a)    Holders of the Series E Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section 6.

(b)    Whenever dividends on any shares of Series E Preferred Stock shall be in arrears for six (6) or more quarterly dividend periods (whether or not declared or consecutive) (a “Preferred Dividend Default”), the holders of such shares of Series E Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series E Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 10% of the Series E Preferred Stock or the holders of any other series of Parity Preferred so in arrears (unless such request is received fewer than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series E Preferred Stock for the past Dividend Periods shall have been fully paid or declared and a sum sufficient for the payment thereof irrevocably set aside for payment.

(c)    If and when all accumulated dividends on the Series E Preferred Stock shall have been paid in full, the holders of shares of Series E Preferred Stock shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each subsequent Preferred Dividend Default) and, if all accumulated dividends have been paid in full on all other series of Parity Preferred, the term of office of each Preferred Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series E Preferred Stock when they have the voting rights set forth in Section 6(b) hereof (voting separately as a class with the Parity Preferred). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series E Preferred Stock when they have the voting rights set forth in Section 6(b) hereof (voting separately as a class with all other series of Parity Preferred). The Preferred Directors shall each be entitled to one vote per director on any matter.

(d)    So long as any shares of Series E Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least 66 2⁄3% of the shares of Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), will be required to:

(i)    authorize, create or issue, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or reclassify any authorized equity securities of the Corporation into such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

(ii)    amend, alter or repeal the provisions of the Charter or these Articles Supplementary, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event, so long as the Series E Preferred Stock remains outstanding with the terms thereof materially unchanged, or in the case in which the Corporation is not the surviving entity, so long as shares into which the Series E Preferred Stock have been converted in any successor entity to the Corporation remain outstanding with the terms thereof materially unchanged, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series E Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of an Event; provided further that holders of the Series E Preferred Stock shall not be entitled to vote with respect to any increase in the amount of the authorized Common Stock or Preferred Stock or the creation or issuance of any other class or series of equity securities, in each case ranking on a parity with or junior to the Series E Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(e)    The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited with a bank or trust corporation or the Depositary to effect such redemption.

(f)    In any matter in which the Series E Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series E Preferred Stock shall be entitled to one vote per $2,500.00 of liquidation preference.

(g)    Except as expressly stated herein, the Series E Preferred Stock will not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences, privileges or voting power of the holders of the Series E Preferred Stock.

Section 7.    Conversion.

(a)    The shares of Series E Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except as provided in this Section 7 and except that the Series E Preferred Stock will automatically be exchanged by the Corporation for Excess Stock in accordance with Article VI of the Charter in the same manner that Common Stock are exchanged for Excess Stock pursuant thereto, in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes.

(b)    In the event of a Change of Control or Delisting Event, each holder of the Series E Preferred Stock shall have the right, unless, prior to the Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series E Preferred Stock pursuant to the Optional Redemption Right or Special Optional Redemption Right, to convert some or all of the Series E Preferred Stock held by such holder (the “Conversion Right”) on the applicable Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of the $2,500.00 per share liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the Conversion Date (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (B) the Common Stock Price and (ii) 96.17 (the “Share Cap”), subject to Section 7(c).

(c)    The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock distribution to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

(d)    For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Conversion Right shall not exceed 4,231,480 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap set forth in Section 7(c) hereof and is subject to increase in the event that additional shares of Series E Preferred Stock are issued in the future.

(e)    In the case of a Change of Control or Delisting Event pursuant to, or in connections with, which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series E Preferred Stock shall receive upon conversion of such Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder of Series E Preferred Stock would have owned or been entitled to receive upon the Change of Control or Delisting Event had such holder of Series E Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control or Delisting Event (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control or Delisting Event, shall be referred to herein as the “Conversion Consideration”).

(f)    No fractional shares of Common Stock shall be issued upon the conversion of Series E Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(g)    Within 15 days following the occurrence of a Change of Control or Delisting Event, a notice of occurrence of the Change of Control or Delisting Event, describing the resulting Conversion Right, shall be delivered to the holders of record of the Series E Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall be provided to the Transfer Agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series E Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control or Delisting Event; (ii) the date of the Change of Control or Delisting Event; (iii) the last date on which the holders of Series E Preferred Stock may exercise their Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series E Preferred Stock, the holder will not be able to convert such shares of Series E Preferred Stock and such shares of Series E Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Conversion Right; and (x) the last date on which holders of the Depositary Shares representing interests in the Series E Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(h)    The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc. Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 7(g) hereof to the holders of Series E Preferred Stock.

(i)    In order to exercise the Conversion Right, a holder of Series E Preferred Stock shall be required to deliver, on or before the close of business on the Conversion Date, the certificates evidencing the Series E Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Transfer Agent. Such notice shall state: (i) the relevant Conversion Date; (ii) the number of shares of Series E Preferred Stock to be converted; and (iii) that the shares of Series E Preferred Stock are to be converted pursuant to the applicable terms of the Series E Preferred Stock. Notwithstanding the foregoing, if the shares of Series E Preferred Stock are held in global form, such notice shall comply with the procedures of The Depository Trust Company (“DTC”) or other depositary, as applicable.

(j)    Holders of Series E Preferred Stock may withdraw any notice of exercise of a Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Business Day prior to the Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series E Preferred Stock; (ii) if certificated shares of Series E Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and (iii) the number of shares of Series E Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series E Preferred Stock is held in global form, the notice of withdrawal shall comply with the procedures of DTC or other depositary, as applicable.

(k)    Series E Preferred Stock as to which the Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Conversion Right on the Conversion Date, unless, prior to the Conversion Date, the Corporation has provided or provides notice of its election to redeem such Series E Preferred Stock, whether pursuant to the Optional Redemption Right or the Special Optional Redemption Right. If the Corporation elects to redeem Series E Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Conversion Date, such Series E Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $2,500.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

(l)    The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have been holders of record thereof as of the Conversion Date.

(m)    Notwithstanding anything to the contrary contained herein, no holder of Series E Preferred Stock will be entitled to convert such Series E Preferred Stock into Common Stock to the extent that receipt of such Common Stock would cause the holder of such Common Stock (or any other person) to have Beneficial Ownership or Constructive Ownership, each term within the meaning of the Charter, of Common Stock in excess of the Ownership Limit.

(n)    In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in, or in connection with, the Change of Control or Delisting Event, the consideration that the holders of Series E Preferred Stock shall receive shall be the form and proportion of the aggregate consideration elected by the holders of the Common Stock who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Change of Control or Delisting Event.

Section 8.    Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the Series E Preferred Stock shall rank (i) senior to all classes or series of Common Stock and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) below; (ii) on a parity with the Corporation’s 6.875% Series C Cumulative Redeemable Preferred Stock and 6.125% Series D Cumulative Redeemable Preferred Stock and all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series E Preferred Stock prior to conversion. All shares of Series E Preferred Stock shall rank equally with one another and shall be identical in all respects.

Section 9.    Restrictions on Transfer, Acquisition and Redemption of Shares.

The Series E Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VI of the Charter. The foregoing sentence shall not be construed to limit to the Series E Preferred Stock the applicability of any other term or provision of the Charter. In addition to the legend contemplated by paragraph M of Article VI, Section 4 of the Charter, each certificate for Series E Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder, upon request and without charge, a full statement of the information required by Section 2-211(b) of the Maryland General Corporation Law with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series or classes, (i) the difference in the relative rights and preferences between the shares of each series and class to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series and classes. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter of the Corporation, a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office.”

Section 10.    Shares of Stock To Be Retired.

All shares of Series E Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to class or series.

Section 11.    Record Holders.

The Corporation and the Transfer Agent may deem and treat the record holder of any Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 12.    Information Rights.

During any period of time that the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, the Corporation will use its best efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Depositary Shares (or the Series E Preferred Stock if no longer held in depositary form) as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required), and (b) promptly, upon request, supply copies of such reports to any holder or prospective holder of the Depositary Shares (or the Series E Preferred Stock if no longer held in depositary form). Under the circumstances described above, the Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of Depositary Shares (or the Series E Preferred Stock if no longer held in depositary form) within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 13.    Maturity; Sinking Fund.

The Series E Preferred Stock shall have no stated maturity date and will not be entitled to the benefits of any sinking fund or mandatory redemption provisions.

Section 14.    Exclusion of Other Rights.

The Series E Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 15.    Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 16.    Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series E Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 17.    No Preemptive Rights.

No holder of shares of Series E Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of stock of the Corporation of any class or series, or any other security of the Corporation which the Corporation may issue or sell.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President and attested to by its Secretary on this 12th day of September 2019.

SAUL CENTERS, INC.

/s/ Christine N. Kearns
Christine N. Kearns
Executive Vice President

[SEAL]

ATTEST:

/s/ Scott V. Schneider
Scott V. Schneider
Secretary

THE UNDERSIGNED Executive Vice President of Saul Centers, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the duly authorized act of said Corporation and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Christine N. Kearns
Christine N. Kearns
Executive Vice President